UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14C
(Rule 14c-101)
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
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☑ Preliminary Information Statement
☐ Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐ Definitive Information Statement
OSTEOLOGIX, INC.
(Name of Registrant as Specified in its Charter)
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NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT
OSTEOLOGIX, INC.
4415 Cox Road
Glen Allen, Virginia 23060
TO BE EFFECTIVE ON ____, 2010
DATE FIRST MAILED TO STOCKHOLDERS: ____, 2010
To the Stockholders of Ostelogix, Inc.:
This Notice and the accompanying Information Statement are being furnished to the stockholders of Osteologix, Inc., a Delaware corporation (the “Company”), in connection with action taken by the holders of a majority of the issued and outstanding voting securities of the Company, by written consent dated October 6, 2010, removing Jeremy Curnock Cook from his position as director of the Company without cause and appointing each of Enda Kenny and David O’Flynn to fill vacancies on the board of directors. The Company anticipates that the actions to be taken pursuant to the written consent will be effective on or about  _____, 2010, 20 calendar days after the mailing of this Information Statement.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
Your vote or consent is not requested or required to approve these matters. The accompanying Information Statement is provided solely for your information.
Sincerely,

Philip J. Young
President and Chief Executive Officer
Osteologix, Inc.
Important Notice Regarding the Availability of Information Statement Materials in connection with this Notice of Stockholder Action by Written Consent:
The Information Statement is available at: www.osteologix.com

OSTEOLOGIX, INC.
4415 Cox Road
Glen Allen, Virginia 23060
INFORMATION STATEMENT
General
Ostelogix, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), is sending you this Information Statement solely for the purpose of informing our stockholders of record as of October 6, 2010 (the “Record Date”), in the manner required by Regulation 14(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Delaware General Corporation Law (the “DGCL”), of the actions taken by our stockholders by written consent in lieu of a special meeting and other related corporate actions. No action is requested or required on your part.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY.
Summary of the Corporate Actions
On October 5, 2010, Bobby W. Sandage Jr., Ph.D. resigned as a director of Osteologix, Inc. (the “Company”) effective immediately (as previously disclosed in our Form 8-K filed with the Securities and Exchange Commission on October 8, 2010). On October 6, 2010, the stockholders holding a majority of the Company’s common stock executed a written consent signed by Nordic Biotech K/S and Nordic Biotech Opportunity Fund K/S (collectively, “Nordic”) (1) removing Jeremy Curnock Cook from his position as director of the Company without cause and (2) appointing each of Enda Kenny and David O’Flynn to fill the vacancies created by the resignation of Mr. Sandage and the removal of Mr. Cook (collectively, the “Director Changes”).
This Information Statement is being mailed on or about  _____, 2010 to the Company’s stockholders of record as of the Record Date. The Company anticipates that the actions to be taken pursuant to the written consent will be taken on or about  _____, 2010, 20 days after the mailing of this Information Statement.
The Company’s principal executive offices are located at 4415 Cox Road, Glen Allen, Virginia 23060, and the Company’s telephone number is (804) 747-6027.
Voting and Vote Required
The Company is not seeking consent, authorizations or proxies from you. Under the DGCL and the Company’s Bylaws, the removal of a director and the filling of vacancies may be effected by the written consent of stockholders holding a majority of the voting power of all of our capital stock.
On October 6, 2010, we received a written consent of stockholders, executed by Nordic and dated October 6, 2010, approving the Director Changes.
As of the Record Date, the Company had 32,970,871 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. As of the Record Date, Nordic owned 21,650,325 shares of Common Stock, or approximately 65.7% of the Company’s voting power. Accordingly, the written consent executed by Nordic is sufficient to approve the actions contemplated herein and no further stockholder action is required.
Effective Date
Pursuant to Rule 14c-2 promulgated under the Exchange Act, the actions taken pursuant to the written consent executed by Nordic will be effective twenty calendar days after the date on which this Information Statement is being sent to our stockholders.

Notice Pursuant to the Company’s Bylaws and Delaware General Corporation Law
Pursuant to Section 228(e) of the DGCL, the Company is required to provide prompt notice of the taking of a corporate action by written consent to the Company’s stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 228(e) of the DGCL.
Appraisal Rights
Stockholders of the Company are not entitled to appraisal rights under the DGCL in connection with the Director Changes.
REMOVAL OF DIRECTOR
On October 6, 2010, Nordic, holders of a majority of our Common Stock, executed and delivered to us a written consent adopting resolutions providing for the removal of Jeremy Curnock Cook from his position as a director of our Board of Directors without cause.
ELECTION OF DIRECTORS
On October 6, 2010, Nordic, holders of a majority of our Common Stock, executed and delivered to us a written consent adopting resolutions providing for the election of each of Enda Kenny and David O’Flynn to fill the vacancies created by the resignation of Bobby W. Sandage Jr., Ph.D. and the removal of Mr. Cook as set forth above, each to hold such office until the next annual meeting of the stockholders and until their successors have been duly elected and qualified.
BOARD OF DIRECTORS
Set forth below are the names, ages and certain biographical information relating to our board of directors:

Name of Director	Director since	Age	Position
John M. Barberich	2009	53	Chairman and Director
Klaus Eldrup-Jørgensen, M.D.	2004	51	Director
Philip J. Young	2007	53	President, Chief Executive Officer and Director
Enda Kenny, Ph.D.	2010	52	Director Nominee
David O’Flynn	2010	46	Director Nominee
John M. Barberich, Chairman of the Board of Directors
John M. Barberich was appointed a director and Chairman of the Board of Directors of the Company on December 29, 2009. Mr. Barberich has been a consultant to biotech related companies since 2003. Since February 2010 he has been a Venture Partner to Nordic Biotech Advisors ApS and from September 2005 until February 2010 was a Financial Advisor to Nordic Biotech Advisors ApS, a firm that provides investment advisory services to Nordic Biotech K/S and Nordic Biotech Opportunity Fund, security holders in the Company. Prior to 2003, Mr. Barberich served as Vice President and Chief Financial Officer of three biopharmaceutical companies: Omrix Biopharmaceuticals (now part of Johnson & Johnson), Scriptgen Pharmaceuticals (now known as Anadys Pharmaceuticals) (NASDAQ: ANDS) and ACADIA Pharmaceuticals (NASDAQ: ACAD). Mr. Barberich was appointed in connection with an agreement entered into with Nordic Biotech Advisors ApS. For more details on this arrangement, see the discussion below under the caption “Certain Relationships and Related Transactions.” Mr. Barberich’s financial expertise and executive leadership experience with biotech related companies are among the qualifications he brings to the Board and his service as a director of the Company.

Klaus Eldrup-Jørgensen, M.D., President and Chief Executive Officer, ISG A/S; Former Chairman of the Board of Directors
Klaus Eldrup-Jørgensen, M.D., was our Chairman between November 2003 through December 2009. From May 2003 through October 2003 he was also our interim Chief Executive Officer. Dr. Eldrup-Jørgensen is currently one of the founders and the President and Chief Executive Officer of the high-tech company ISG A/S. Previously he held senior positions in a number of companies, including Novo Nordisk A/S, Dako A/S and Nordic Bioscience A/S. Dr. Klaus Eldrup Jørgensen presently serves on the board of two biotech venture funds, Seed Capital Denmark A/S and Symbion Capital A/S. Dr. Eldrup-Jørgensen’s business expertise and executive leadership experience in the biotech industry are among the qualifications he brings to the Board and his service as a director of the Company.
Philip J. Young, President and Chief Executive Officer
Mr. Young has been our President and Chief Executive Officer since May 1, 2007. He was elected to our board of directors on June 7, 2007. Prior to joining us, Mr. Young served as Executive Vice President of Commercial Operations and Chief Business Officer of Insmed, Inc. from April 2004 until March 2007. Previously, Mr. Young served as President and Chief Operations Officer for AGY Therapeutics and as Chief Executive Officer of GanTech International from 2000 until 2004. From 1998 until 2000, Mr. Young was Vice President and General Manager of Neurex Pharmaceuticals. Before joining Neurex, Mr. Young was Business Director and General Manager of the Peptide Hormones Division at Pharmacia (a division of Pfizer). Mr. Young earlier served for seven years at Genentech, where he was the Product Manager of Growth Hormone Products. Mr. Young has a B.S. in Sociology from James Madison University. Mr. Young’s business expertise and pharmaceutical industry experience as relates to executive management and business operations are among the qualifications he brings to the Board and his service as a director of the Company.
Enda Kenny, Ph.D, Chief Executive Officer, Rose Pharma A/S
Enda Kenny is currently the Chief Executive Officer at Rose Pharma A/S, a venture backed research and development company based in Copenhagen Denmark in which Nordic is a shareholder. Since 2004, he has been a consultant to the biotech, medtech and pharma industries and has served as an advisor and board member at several private healthcare companies. From July 2006 until Aug 2007, he was a director at Millenium Biologix Corporation, a public Canadian company (TSX), which developed and sold orthopaedic and bone regeneration products. Previously, Dr. Kenny was Vice President, Global Regulatory Affairs and Quality at Stryker Biotech, a division of Stryker Corporation (NYSE), and was responsible for the international market approval of an innovative biotech product for treatment of bone fractures. Mr. Kenny also serves on the board of H Pharmaceuticals ApS, a private company in which Nordic is a shareholder. He holds a Ph.D from Imperial College, London (UK) and a BSc from University College Dublin (Ireland). Dr. Kenny’s research and development skills, regulatory and operations experience and substantial expertise within the field of orthopaedics are among the qualifications he brings to the Board and his service as a director of the Company.
David O’Flynn, Chief Executive Officer, EVA Consulting Ltd.
David O’Flynn is one of the founders of EVA Consulting Ltd., a business development consulting firm, and has served as its Chief Executive Officer since 2002. Previously, Mr. O’Flynn held senior positions at Andersen Global Corporate Finance and Campus Venture Capital. Mr. O’Flynn has served on the boards of a number of privately held companies in Ireland and the United Kingdom. Mr. O’Flynn currently serves as the managing director of Osteologix, Ltd., a wholly-owned subsidiary of the Company organized in Ireland. Mr. O’Flynn holds an honors degree in biochemistry from Trinity College Dublin and an M.B.A. from Dublin City University. Mr. O’Flynn’s business development, corporate finance and strategic planning experience are among the qualifications he brings to the Board and his service as a director of the Company.

BOARD AND COMMITTEE MEETINGS
Our board of directors held four meetings during fiscal year ended December 31, 2009. One director, Mr. Sandage, attended fewer than 75% of the meetings of the board. No other director attended fewer than 75% of the meetings of the board and any committee of which the director was a member. Our board of directors has an Audit Committee and a Compensation Committee.
We do not have a policy with regard to board members’ attendance at annual meetings of stockholders. No board members attended last year’s annual meeting.
Independence of Directors
Each of our directors, other than Philip J. Young, our President and Chief Executive Officer, qualify as “independent directors” under applicable standards and has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our directors reviewed and discussed information provided by our directors and us with regard to each director’s business and personal activities as they may relate to us and our management. The Board will assess the independence of Mr. Kenny and Mr. O’Flynn after the effectiveness of their appointments as directors and after reviewing information provided by them to the Board.
Board Leadership Structure
The Board has determined that having an independent director serve as Chairman of the Board is in our best interests and those of our stockholders; consequently, the roles of Chairman of the Board and principal executive officer are currently separated. Our Chairman of the Board is currently John M. Barberich and our principal executive officer is currently Philip J. Young, our President and Chief Executive Officer. An executive session conducted with solely independent directors generally takes place at each regularly scheduled meeting of the Board.
Board Role in Risk Oversight
The Board of Directors is responsible for overseeing the Company’s risks. In carrying out this responsibility, the Board evaluates the most critical risks relating to our business, allocates responsibilities for the oversight of risks among the full Board and its committees, and ensures that management has established effective systems and processes for managing the Company’s risks. Additionally, because risk is inherently present in the Company’s strategic decisions, the Board analyzes risk on an ongoing basis in connection with its consideration of specific proposed actions.
While the Board is responsible for oversight, management is responsible for identifying and communicating risk to the Board. Management fulfills this obligation in a variety of ways, including its establishment of appropriate and effective internal processes for the identification of risk. Management may report its findings to the full Board or its committees. Committees of the Board play an important role in risk oversight, including the Audit Committee, which oversees our processes for assessing risks and the effectiveness of our internal controls, and the Compensation Committee, which oversees risks present in the Company’s compensation programs. Committees, to the extent that they deem appropriate, report their findings and deliberations with respect to risk to the full Board.
In fulfilling its duties, the Audit Committee oversees and works in conjunction with our independent registered public accounting firm. The Audit Committee is responsible for making examinations as necessary to monitor corporate financial reporting and the internal and external audits of the Company, reporting to the Board the results of such examinations and recommending changes that may be made in the Company’s internal accounting controls. The Compensation Committee, with the assistance of its compensation consultants, periodically reviews the Company’s compensation policies and profile with management to ensure that executive compensation incentivizes its executive officers to meet the Company’s goals and strategic objectives.
Compensation Committee
For 2009, our board of directors appointed Klaus Eldrup-Jørgensen, Christian Hansen and Christopher B. Wood to our compensation committee. For 2010, our board of directors appointed Klaus Eldrup-Jørgensen, John M. Barberich and Bobby W. Sandage, Jr. to our compensation committee. Our compensation committee has the responsibility to make recommendations to our board of directors with respect to all forms of compensation paid to our executive officers, members of our board of directors, to such other officers as directed by our board of directors, and any other compensation matters as from time to time directed by our board of directors. Our compensation committee met once in January 2009 and once in January 2010. Our compensation committee does not currently have a charter at this time.

Audit Committee
Our audit committee was established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Our audit committee assists our board of directors by overseeing the performance of the independent auditors and the quality and integrity of our internal accounting, auditing and financial reporting practices. For 2009, our board of directors had appointed Christopher B. Wood, Klaus Eldrup-Jørgensen and Bobby W. Sandage, Jr. to our audit committee. Each of the members meets the independence requirements and standards currently established by the SEC. Our board of directors designated the former chairman of our audit committee, Christopher B. Wood, as an “audit committee financial expert” within the meaning of the rules and regulations of the SEC because he has considerable experience overseeing the chief financial officer at a U.S. public biotechnology company. Our audit committee does not currently have a charter at this time.
On December 29, 2009, in connection with the securities purchase agreement detailed in “Certain Relationships and Related Transactions”, Christopher B. Wood resigned from the Board. On January 20, 2010, the Board appointed John M. Barberich as the Chairman of the Audit Committee. Our board of directors has designated John M. Barberich as an “audit committee financial expert” within the meaning of the rules and regulations of the SEC because he has served as Vice President and Chief Financial Officer of three biopharmaceutical companies.
Our audit committee is responsible for retaining and, as necessary, terminating the independent auditors; reviewing, on an annual basis, the qualifications, performance and independence of the independent auditors; and pre-approving audit and non-audit services to be performed by the auditors and related fees. In performing all of these functions, our audit committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and the independent auditors, who, in their report, express an opinion on the conformity of the our annual financial statements to generally accepted accounting principles. Our audit committee met twice in 2009.
The Board as a whole has elected to retain for itself the functions of the nominating and governance committee.
Review of our Audited Financial Statements for the Fiscal Year ended December 31, 2009
In discharging its oversight responsibility as to the audit process, our audit committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2009 with management and the independent registered public accounting firm Witt Mares LLC.
Our audit committee discussed with the independent auditors all matters required to be discussed under Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Our audit committee also received and discussed the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence. Our audit committee also considered with the independent auditors whether the provision of non-audit services during the fiscal year ended December 31, 2009 was compatible with the independent auditors’ independence.
Based on these reviews and discussions, our audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009.
AUDIT COMMITTEE
John M. Barberich, Chairman
Klaus Eldrup-Jørgensen
Bobby W. Sandage, Jr.

Nomination Process
Our Board as a whole has elected to retain for itself the functions of the nominating and governance committee, and therefore does not have a standing nominating committee. Each director of our Board participates in the consideration of director nominees. In identifying and evaluating individuals, including individuals proposed by stockholders, our Board considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to ensure that at least a majority of our directors are independent under applicable rules and at least one of them qualifies as an “audit committee financial expert” under SEC rules and regulations. Nominees for director are selected based on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to Board duties.
In the ordinary course, absent special circumstances or a material change in the criteria for board membership, our Board will re-nominate incumbent directors who continue to be qualified for board service and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, our Board will seek out potential candidates for board appointment who meeting the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from our Board, our senior management, stockholder nominations, and, if our Board deems appropriate, a third-party search firm. Our Board will evaluate each candidate’s qualifications and check relevant references. Candidates meriting serious consideration will then meet with the members of our Board, which will evaluate which of the prospective candidates is qualified to serve as a director and whether such candidate should be appointed to fill a vacancy or presented for the approval of stockholders, as appropriate.
Our Board believes that the interests of the stockholders are best served by a Board of Directors whose members collectively have a diverse balance of experience, skills and characteristics as appropriate to our business because it encourages a full discussion on Board topics from a variety of viewpoints and with the benefit of many different experiences. Although we do not have a policy regarding diversity, in looking for a candidate who will best meet the particular needs of the Board at the time, our Board does consider whether specific skills, background and work experience of a candidate would add to and complement the existing viewpoints represented by the present members of our Board. Our Board believes that the current Board composition does represent a diversity of experience and skills appropriate to our business.
PROCESS FOR SENDING COMMUNICATIONS TO OUR BOARD OF DIRECTORS.
Our board of directors maintains a process for stockholders to communicate with the board. Stockholders wishing to communicate with our board of directors or any individual director must mail a communication addressed to the board or the individual director to the Board of Directors of Osteologix, Inc., 4415 Cox Road, Glen Allen, VA 23060. Any such communication must state the number of shares of common stock beneficially owned by the stockholder making the communication. All of such communications will be forwarded to the full board of directors or to any individual director or directors to whom the communication is directed unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal, or similarly inappropriate, in which case we have the authority to discard the communication or take appropriate legal action regarding the communication.
Nomination by Stockholders
Our board of directors accepts director nominations made by stockholders. Our board of directors may consider those factors it deems appropriate in evaluating director nominees, including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to us, experience and skill relative to other board members, and specialized knowledge or experience. Depending upon the current needs of our board of directors, certain factors may be weighed more or less heavily. In considering candidates for our board of directors, they evaluate the entirety of each candidate’s credentials and do not have any specific minimum qualifications that must be met by a nominee. They will consider candidates from any reasonable source, including current board members, stockholders, professional search firms or other persons. They will not evaluate candidates differently based on who has made the recommendation.
Our By-Laws include a provision that permits a stockholder of record that beneficially owned more than five percent of our voting stock for at least one year as of the date of the recommendation to submit to us the name of any person whom the stockholder wishes to nominate as a candidate for election to the board of directors. In general, such a submission must be received by our corporate secretary at our principal office 30 days prior to the filing of our proxy statement before the annual stockholder meeting, and must contain all information about the candidate that would be required to be disclosed in a proxy statement prepared and filed under federal and state law, as well as the proposed nominee’s consent to be named as a nominee and to serve if elected. The stockholder must also provide information about his or her identity and the number of shares owned. If the nomination is made by a stockholder holding shares in “street name,” then the identity and ownership information must be furnished about the beneficial owner of the shares. A candidate submitted by a stockholder as a nominee need not be nominated by the independent directors.

We are required to include in our future proxy statements information about a recommended stockholder nominee, but only when the following criteria are met:
•	The proposed nomination is received by a date not later than the 120th day before the date (i.e., the month and day) of our proxy statement released to stockholders in connection with the prior year’s annual meeting.

•	The stockholder or stockholder group making the proposal has beneficially owned more than 5% of our voting stock for at least a year.
If those criteria are met, and provided that we have written consent from the proposed candidate and from the stockholder or stockholder group, we would be obliged to identify in our proxy statement the name of the candidate and the stockholder or stockholder group making the nomination, and to disclose our position regarding the nomination.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth as of October 6, 2010, the number of shares of our common stock beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent of our common stock; (ii) each director and nominee for election to our board of directors; (iii) each of the named executive officers in the Summary Compensation Table; and (iv) all directors and executive officers as a group. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated, and have an address at c/o Osteologix, Inc., 4415 Cox Road, Glen Allen, VA 23060.

		Number of
	Number of	Shares with	Total Shares
	Shares	Right to	Beneficially	Percent of
Name and Address of Beneficial Owner	Owned	Acquire	Owned (1)	Class
Nordic Biotech K/S Nordic Biotech Opportunity Fund K/S Oestergade 5,3 DK-1100, Copenhagen, Denmark	21,650,325	—	21,650,325	65.7%
Entities and persons affiliated with Burlingame Equity Investors (2) 1 Market Street Spear Tower, Suite 3750 San Francisco, California 94105	2,182,576	—	2,182,576	6.6%
Jeremy Curnock Cook (3)	2,015,904	43,590	2,059,494	6.2%
BML Healthcare I, LP 243 Knightsbridge London, United Kingdom SW7 IDN	1,914,000	—	1,914,000	5.8%
Klaus Eldrup-Jørgensen, M.D.	187,953	247,007	434,960	1.3%
Philip J. Young	—	702,735	702,735	2.1%
John M. Barberich	—	8,734	8,734	*
Enda Kenny, Ph.D.	—	—	—	*
David O’Flynn	—	—	—	*

All Directors and Officers (6 people)	2,203,857	1,002,066	3,205,923	9.7%

*	Less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the shares shown. Except as indicated and subject to community property laws where applicable, to our knowledge, the stockholders named in the table have sole voting and investment power with respect to all common stock shares shown as beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options, warrants or convertible securities (in any case, the “Currently Exercisable Options”). Each beneficial owner’s percentage ownership is determined by assuming that the Currently Exercisable Options that are held by such person (but not those held by any other person) have been exercised and converted. Except as indicated in this table or the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

(2)	Pursuant to Schedule 13G/A filed with the SEC on February 16, 2010, this number includes 1,136,802 shares held by Burlingame Equity Investors, LP (the “Onshore Fund), 122,350 shares held by Burlingame Equity Investors II, LP (the Onshore Fund II), 734,531 shares held by Burlingame Special Opportunities III, LP (the “BSO III Fund”), and 188,893 shares held by Burlingame Equity Investors (Offshore) Ltd. (the “Offshore Fund”). Burlingame Asset Management (“BAM”), as the general partner of Onshore Fund, Onshore Fund II and BSO III Fund, and the investment manager of the Offshore Fund, may be deemed to beneficially own the 2,182,576 shares owned by them. Blair E. Sanford, as the managing member of BAM, may be deemed to beneficially own the 2,182,576 shares beneficially owned by BAM.

(3)	Jeremy Curnock Cook is Executive Director of Bioscience Managers Limited, which has voting and dispositive power for the 1,914,000 shares owned by BML Healthcare I, LP. Mr. Cook disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based on our review of copies of Forms 3, 4 and 5 filed with the SEC or written representations from certain reporting persons, we believe that during fiscal year ended December 31, 2009, all officers, directors, and greater than ten-percent beneficial owners timely complied with the applicable filing requirements of Section 16(a) of the Securities Exchange Act of 1934, except Mr. Barberich, who filed a Form 3 late.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. A special committee of our board of directors will be responsible for reviewing transactions with related persons and did so during the most recently ended fiscal year.
From January 1, 2008 to the present, there have been two transactions in which the amount involved exceeded one percent (1%) average of our total assets at year end for our past two completed fiscal years to which Osteologix was a party and in which any executive officer, director, 5% beneficial owner of common stock or member of the immediate family of any of the foregoing persons had or has a direct or indirect material interest other than compensation agreements and other arrangements, that are described where required under “Executive Compensation.” Further information on these transactions is as follows:
On December 29, 2009, we entered into a securities purchase agreement with Nordic Biotech Opportunity Fund K/S, an affiliate of Nordic Biotech K/S, the Company’s largest shareholder for the sale of 1,992,448 shares of common stock for an aggregate purchase price of $1,000,000, or approximately $0.5019 per share, the 10 day volume weighted average closing price of the Company’s common stock as of the end of trading on December 28, 2009. This transaction closed on January 7, 2010. Under the Purchase Agreement, for as long as Nordic is the beneficial owner of at least 20% of the outstanding shares of the Company’s common stock, the size of the Company’s Board of Directors may not exceed seven persons, and Nordic will have the right to cause the appointment of up to three members of the Board. The terms and conditions of the offering were approved by an offering committee comprised of three independent directors which was formed by the Board in connection with the Offering. On December 29, 2009, in connection with the Offering, Christian Hansen, Florian Schönharting and Christopher B. Wood resigned from the Board. Following these resignations, on December 29, 2009, the Board, upon the request of Nordic, elected John M. Barberich as a director, effective immediately. The Board also appointed Mr. Barberich to serve as the Chairman of Board and fixed the size of the Board at five members.

On March 27, 2008, we entered into a securities purchase agreement with two investors for the sale of an aggregate of 2,015,151 units, each unit consisting of two shares of the Company’s common stock and one common stock purchase warrant with an exercise price equal to $1.32 per share and an expiration date of September 30, 2009. This transaction closed on April 17, 2008. The purchase price was $2.64 per unit for an aggregate purchase price of $5,320,000. Nordic Biotech Opportunity Fund K/S, an affiliate of Nordic Biotech K/S, our largest shareholder, purchased 1,515,151 units. An unaffiliated investor purchased the other 500,000 units. This transaction was approved by a committee of our board of directors consisting only of disinterested directors.
CERTAIN INFORMATION RELATED TO EXECUTIVE OFFICERS
Set forth below is the name of our sole executive officer as of October 6, 2010.

Name	Age	Position

Philip J. Young	53	President and Chief Executive Officer
EXECUTIVE OFFICERS
Our sole executive officer is appointed at the discretion of our board of directors with no fixed term. There are no family relationships between or among our executive officer and directors.
There are no agreements or understandings for our executive officer or directors to resign at the request of another person and neither our executive officer nor our directors are acting on behalf of or will act at the direction of any other person.
Philip J. Young, President and Chief Executive Officer
See biographical information set forth above under “Board of Directors.”
EXECUTIVE COMPENSATION
The following table sets forth certain information concerning compensation by the sole person who served as the Chief Executive Officer during 2008 and 2009. We have no other executive officers.

			Warrant and
			Option
			Awards	All Other
Name	Salary	Bonus	(1)	Compensation		Total

Philip J. Young (2) President and Chief Executive Officer
2009	$367,500	$73,500	$140,196	$33,355	(3)	$614,551
2008	367,500	64,312	147,546	25,800		605,158

(1)	The grant date fair value of warrant and option awards are based on a Black-Scholes option pricing model as used in our consolidated financial statements pursuant to FASB ASC Topic 718. The Black-Scholes option pricing model reflects certain assumptions regarding variable factors such stock price volatility and the term of the option. Stock options have value to the recipient only as a result of appreciation in the price of our common stock. For the purposes of establishing the value shown in the table, the model assumed a dividend yield of zero, risk-free interest rate of 4.5% to 5.0%, volatility factor of 70%, and an expected life of the options of three to six years. For financial reporting purposes, in 2008 [and 2009] we used an estimated forfeiture rate of 15% for the stock options granted. This estimated forfeiture rate has not been included in the balances in the table because the forfeiture rate is an overall estimate for the organization as a whole and cannot be attributed to the anticipated forfeiture of the options granted to specifically to any of our executive officers.

(2)	Mr. Young was hired as President and Chief Executive Officer effective May 1, 2007 with a 2007 annual salary of $350,000 which was increased to $367,500 by the Board for 2008 and 2009.

(3)	We paid $1,275 per month for Mr. Young in the form of an auto lease payment allowance and reimbursed all auto maintenance and operating expenses, which together with the lease payment allowance aggregated $18,169. We paid insurance premiums aggregating $15,186 on life insurance and disability insurance policies. These amounts were paid on behalf of Mr. Young under the terms of his Employment Agreement dated April 3, 2007.
Additional information regarding the fair value of warrant and option awards in the Summary Compensation Table is contained in the table below:

		Number of
		Securities		Exercise	Grant Date	Fair Value
		Underlying		Price of	Fair Value of	Recognized under
		Warrants or		Warrants or	Warrants or	FASB ASC Topic
		Options		Options	Options	718
Name	Grant Date	(#)		($/share)	($)	($)

Philip J. Young	5/1/2007	1,000,000	(1)	$1.20	$613,017	2009	$136,226
						2008	$147,546

Philip J. Young	1/11/2009	200,000	(2)	$0.12	$15,891	2009	$3,970

(1)	The options granted to Mr. Young vest over a period of four years and seven months, with options to purchase 125,000 shares vesting on December 1, 2007, and the remaining 875,000 shares vesting monthly thereafter over the next 48 months (approximately 18,229 shares vest per month).

(2)	The options granted to Mr. Young vest over a period of four years vesting monthly over 48 months (approximately 4,167 shares vest per month).

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT, AND CHANGE-IN-CONTROL
We have not adopted any retirement, pension or profit sharing or other similar programs for the benefit of our directors, officers and/or employees.
On April 3, 2007, we entered into an employment agreement with Mr. Philip J. Young, which was subsequently amended on December 12, 2007 and June 5, 2008 (the “Employment Agreement”), pursuant to which Mr. Young began serving as our President and Chief Executive Officer on May 1, 2007. The Employment Agreement also provides that Mr. Young shall serve as one of our directors to the extent elected or appointed from time to time. The Employment Agreement provides for an initial employment term of one year with the option for successive one year renewal terms. Pursuant to the terms of the Employment Agreement, Mr. Young’s annual salary was initially $350,000, which was increased to $367,500 effective January 1, 2008. In addition, Mr. Young is eligible to receive an annual bonus of up to 35% of his annual base salary at the discretion of our board of directors upon the achievement by Mr. Young of certain annual performance criteria to be established by our board of directors. On January 11, 2009, the Board approved an increase to Mr. Young’s maximum potential annual performance bonus for the fiscal year ended December 31, 2009 to 40% of Mr. Young’s 2009 base salary which remained at $367,500. The Employment Agreement also provided that we grant to Mr. Young, under our 2006 Stock Incentive Plan, options to purchase 1,000,000 shares of our common stock which vest over approximately a 4 1/2 year period that began on May 1, 2007. If we terminate Mr. Young’s employment without cause, or if Mr. Young terminates his employment as a result of a change-in-control that occurs to us, Mr. Young will receive severance benefits of twelve months of base salary and twelve months of benefits continuation.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides certain information with respect to outstanding stock warrants and options as of December 31, 2009:

Warrant and Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Warrants and	Warrants and	Warrant or	Warrant or
	Options	Options	Option Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable	($/share)	Date

Philip J. Young (1)	570,425	429,575	$1.20	4/30/2017

Philip J. Young (2)	49,966	150,034	$0.12	12/31/2018

(1)	The options granted to Mr. Young vest over a period of four years and seven months, with options to purchase 125,000 shares vesting on December 1, 2007, and the remaining 875,000 shares vesting monthly thereafter over the next 48 months (approximately 18,229 shares vest per month).

(2)	The options granted to Mr. Young vest over a period of four years vesting monthly over 48 months (approximately 4,167 shares vest per month).

EQUITY COMPENSATION PLAN INFORMATION
The purpose of our equity incentive plan is to attract and retain the best available personnel for positions of substantial responsibility, and to provide additional incentive to employees, directors and consultants to promote the success of our business. On May 2, 2006, our board of directors adopted our equity incentive plan. On March 28, 2007, our board of directors approved an amendment to our equity incentive plan which increased the number of shares available for award thereunder to 2,400,000 from 1,122,762. Our equity incentive plan, as amended, was approved by a majority of our outstanding shares of common stock on April 18, 2007. Our board of directors believes that the grant of options is a highly effective way to align the interests of management with those of our stockholders and provides a cost-effective means of recognizing employee contributions to our success.
Our equity incentive plan provides for grants of options to purchase common stock to our officers, directors, employees and consultants. A total of 2,400,000 shares of common stock have been reserved for issuance under our equity incentive plan, and as of April 26, 2010, options to purchase 330,000 shares are outstanding thereunder.
Prior to the adoption of the Plan, Osteologix A/S granted its officers, directors and consultants warrants to purchase its common stock. Concurrent with the merger transaction on May 24, 2006, these warrants were exchanged for warrants to purchase our common stock at the same exchange ratio as received by the shareholder of Osteologix A/S. After the exchange, 979,307 warrants to purchase common stock were issued. 225,240 of these warrants remain outstanding as of April 26, 2010.
We have also granted options to purchase shares of our common stock outside of our equity incentive plan. These options do not qualify for incentive stock option status, and have been granted to members of our board of directors. A total of 510,000 options have been granted outside of our equity incentive plan and remain outstanding as of April 26, 2010.
The following table provides certain information with respect to all of our equity issuances and equity compensation plans in effect as of December 31, 2009.

			Number of securities
	Number of securities	Weighted-average	remaining available for
	to be issued upon	exercise	future issuance under equity
	exercise of	price of outstanding	compensation plans
	outstanding options,	options, warrants	(excluding securities
	warrants and rights	and rights	reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,360,000	$0.99	1,040,000
Director Equity compensation program not approved by security holders	735,240	$0.94	—
Total	2,095,240	$0.98	1,040,000

DIRECTOR COMPENSATION
The following table shows the compensation received by the non-employee members of our board of directors for the year ended December 31, 2009:

	Fees		Warrant and
	Earned or	Stock	Option
Name	Paid in Cash (1)	Awards	Awards (2)	Total
Klaus Eldrup-Jørgensen, Chairman (3)	$41,500	—	$11,598	$53,098
Jeremy Curnock Cook (4)	$22,000	—	$10,772	$32,772
Christian Hansen (5)	—	—	—	—
Bobby W. Sandage, Jr. (6)	$22,000	—	$11,598	$33,598
Florian Schönharting (5)	—	—	—	—
Christopher B. Wood (7)	$31,500	—	$11,598	$43,098
John M. Barberich (8)	—	—	—	—

(1)	Members of our board of directors are currently entitled to receive their base compensation as a cash payment at the end of each quarter.

(2)	The grant date fair value of warrant and option awards are based on a Black-Scholes option pricing model as used in our consolidated financial statements pursuant to FASB ASC Topic 718. The Black-Scholes option pricing model reflects certain assumptions regarding variable factors such stock price volatility and the term of the option. Stock options have value to the recipient only as a result of appreciation in the price of our common stock. For the purposes of establishing the value shown in the table, the model assumed a dividend yield of zero, risk-free interest rate of 4.5% to 5.0%, volatility factor of 70%, and an expected life of the options of three to six years.

(3)	Mr. Eldrup-Jørgensen has 286,896 options outstanding as of December 31, 2009.

(4)	Mr. Cook has 90,000 options outstanding as of December 31, 2009

(5)	Dr. Hansen and Mr. Schönharting have elected to waive receipt of compensation as directors.

(6)	Mr. Sandage has 188,965 options outstanding as of December 31, 2009.

(7)	Mr. Wood has 140,000 options outstanding as of December 31, 2009.

(8)	On December 29, 2009, the Board, upon the request of Nordic, elected John M. Barberich as a director, effective immediately. Although Mr. Barberich did not receive any compensation in 2009, he will be entitled to receive cash compensation and receive grants of options to purchase shares of the Company’s common stock for his service as a director, Chairman of the Board and for serving on any Board committees to which he may be appointed, as determined by the Board or its compensation committee from time-to-time.

Additional information regarding the fair value of warrant and option awards in the Director Compensation Table is contained in the table below:

					Grant Date	Fair Value
		Number of Securities		Exercise Price	Fair Value of	Recognized
		Underlying Warrants or		of Warrants or	Warrants or	under
		Options (1)		Options	Options	SFAS 123R
Name	Grant Date	(#)		($/share)	($)	($)
Klaus Eldrup-Jørgensen	10/5/2006	25,000	(1)	$1.20	$19,889	$4,973
Klaus Eldrup-Jørgensen	1/10/2008	25,000	(1)	$0.93	$23,338	$5,831
Klaus Eldrup-Jørgensen	1/11/2009	40,000	(3)	$0.12	$3,178	$794
Jeremy Curnock Cook	11/9/2006	25,000	(1)	$1.00	$16,585	$4,147
Jeremy Curnock Cook	1/10/2008	25,000	(1)	$0.93	$23,338	$5,831
Jeremy Curnock Cook	1/11/2009	40,000	(3)	$0.12	$3,178	$794
Bobby W. Sandage, Jr.	5/24/2006	48,965	(2)	$1.03	$35,744	$5,117
Bobby W. Sandage, Jr.	10/5/2006	25,000	(1)	$1.20	$19,889	$4,973
Bobby W. Sandage, Jr.	1/10/2008	25,000	(1)	$0.93	$23,338	$5,831
Bobby W. Sandage, Jr.	1/11/2009	40,000	(3)	$0.12	$3,178	$794
Christopher B. Wood	10/5/2006	25,000	(1)	$1.20	$19,889	$4,973
Christopher B. Wood	1/10/2008	25,000	(1)	$0.93	$23,338	$5,831
Christopher B. Wood	1/11/2009	40,000	(3)	$0.12	$3,178	$794

(1)	The options vest over four years beginning at the end of the month following the six month anniversary of the grant date. After the six month anniversary of the grant date, the options vest monthly for the following 42 months.

(2)	The warrants to purchase shares of our common stock that were granted to Dr. Sandage on May 24, 2006 replaced warrants to purchase stock of Osteologix A/S, a Danish company that was merged into our predecessor company. Dr. Sandage received the same exchange ratio for his warrants that the stockholder of Osteologix A/S did for its stock in the exchange of shares for shares of our common stock. Vesting of the warrant to purchase common stock was the same as when the warrant was initially granted. The grant date fair value of warrants shown in the column represents the incremental fair value of the warrants as of the exchange date.

(3)	The options vest monthly over four years beginning on the vesting date.
Board members are paid quarterly in arrears. Our compensation committee adopted a schedule for compensation of members of our board of directors as follows, which was unchanged throughout 2009:

Annual retainer	$10,000
Additional retainer for Chairman	$12,000
Fee per each regularly scheduled meeting	$3,000
Additional annual retainer for Audit Committee chairman	$8,000
Additional annual retainer for Audit Committee member	$6,000
Additional annual retainer for Compensation Committee	$1,500
Directors are also reimbursed for any out-of-pocket expenses incurred in attending board meetings or other company business.

AVAILABLE INFORMATION
Our reports, proxy statements and other information filed with the SEC can be inspected and copied at the public reference facilities of the SEC at Room 1580, 100 F Street, NE, Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at Room 1580, 100 F Street, NE, Washington, D.C. 20549. In addition, these reports, proxy statements and other information, including this Information Statement, are available through the SEC’s website (http://www.sec.gov).
STOCKHOLDERS SHARING AN ADDRESS
The Company will deliver only one copy of this Information Statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. Furthermore, the Company undertakes to deliver promptly, upon written or oral request, a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the Information Statement by contacting the Company at: 4415 Cox Road, Glen Allen, Virginia 23060, Attention: Investor Relations, or by calling (804) 747-6027. Conversely, if multiple stockholders sharing an address receive multiple Information Statements and wish to receive only one, such stockholders can notify the Company at the address or phone number set forth above.
* * * * * * * * * * * * * * *
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Information Statement to be signed on its behalf by the undersigned hereunto authorized.
By order of the Board of Directors

Philip J. Young
President and Chief Executive Officer
Osteologix, Inc.
October 8, 2010
Glen Allen, Virginia